Exhibit 99.1

CUMBERLAND PHARMACEUTICALS REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

- Revenue up 18% to $9.8 million

— Sales Force Expansion for Caldolor® Launch Complete

NASHVILLE, TN, August 27, 2009 — Cumberland Pharmaceuticals Inc. (Nasdaq: CPIX), a specialty pharmaceutical company focused on the hospital acute care and gastroenterology markets, today announced second quarter 2009 financial results.

“Our second quarter and the weeks since have encompassed two of the most significant events in the Company’s history—receipt of Food and Drug Administration (FDA) approval for Caldolor® and the completion of our initial public offering,” said A.J. Kazimi, Chief Executive Officer at Cumberland. “We have also completed the expansion of our hospital sales force to facilitate a successful product launch of Caldolor, our injectable ibuprofen product. We believe Caldolor will offer an important alternative for physicians in treating patients with fever or pain where oral treatment is not ideal or even a viable option.”

Net Revenue: For the three months ended June 30, 2009, net revenue was $9.8 million, up 18% from the corresponding period in 2008. This growth was primarily attributable to an increase in volume for Acetadote®, the Company’s injectable treatment for acetaminophen overdose. Net revenue for the six months ended June 30, 2009, was $19.2 million, compared with $16.7 million for the same period in 2008.

Operating Expenses: Total operating expenses for the three months ended June 30, 2009, were $9.2 million, compared to $6.5 million for the same period in 2008. The increase in expenses was due primarily to milestone payments associated with FDA approval of Caldolor, as well as increased marketing expenses for that product. For the six-month period ended June 30, 2009, total operating expenses were approximately $16.5 million, compared with $13.0 million for the corresponding period in 2008. This increase was primarily a result of the Caldolor milestone obligations, costs incurred in connection with the expansion of the hospital sales force and increased marketing and advertising costs.

Net Income: Net income for the three months ended June 30, 2009, was $0.3 million, or $0.02 per diluted share, compared to $1.1 million, or $0.07 per diluted share, for the same period in 2008. Net income for the six months ended June 30, 2009, was $1.5 million, or $0.09 per diluted share, compared to $2.5 million, or $0.15 per diluted share, for the corresponding period in 2008. The decrease is due primarily to milestone obligations triggered by FDA approval of Caldolor in the second quarter of 2009, as well as the aforementioned sales force expansion.

Cash and Cash Equivalents: At June 30, 2009, Cumberland had $12.5 million in cash and cash equivalents, compared to $10.1 million at March 31, 2009, representing an increase of $2.4 million. At June 30, 2009, the Company had net accounts receivable and inventories of approximately $3.3 million and $1.1 million, respectively. Included in current assets is an income tax receivable of approximately $1.8 million that was a result of a tax benefit associated with the exercise of stock options during the first quarter of 2009. Total working capital was approximately $12.0 million and the current ratio was 2.5x.

Recent Events

Caldolor Approval and Launch Preparation: In June 2009 Cumberland received FDA approval for Caldolor, the first injectable product approved in the U.S. for the treatment of pain and fever. Cumberland recently completed an expansion that nearly tripled the size of its hospital sales force in preparation for the product’s launch, increasing the size of this group from 27 to 77 experienced hospital representatives and managers.

“We expect Caldolor to be used to treat pain either as a stand-alone agent or as a multi-modal treatment in conjunction with opioids. Caldolor is also approved to treat fever in the acute care setting, where existing alternatives to oral treatment often include the use of cold blankets and ice packs,” says Kazimi. “We believe Caldolor has an excellent safety profile, supported by a long history of ibuprofen use as well as our clinical trial database that shows no serious adverse events associated with the product and no significant safety difference compared to placebo.”

Initial Public Offering: In early August 2009, Cumberland completed an initial public offering of 5,000,000 shares of common stock, raising $85.0 million in gross proceeds. Net proceeds to the Company are estimated to be approximately $75.2 million after deducting underwriting discounts and commissions as well as offering expenses, and before exercise of any over-allotment option. Cumberland expects to use these proceeds primarily for potential acquisitions and the pending launch of Caldolor.

Conference Call and Webcast

A conference call and live webcast will be held on Thursday, August 27, 2009, at 10:00 a.m. Eastern Time to discuss the Company’s second quarter 2009 financial results. To participate on the call, please dial 877-604-9672 (for U.S. callers) or 719-325-4909 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 888-203-1112 (for U.S. callers) or 719-457-0820 (for international callers). The passcode for the rebroadcast is 7834064. The live webcast and rebroadcast can be accessed via Cumberland Pharmaceuticals’ website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a Tennessee-based specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland markets Acetadote® for the treatment of acetaminophen poisoning and Kristalose®, a prescription laxative. The Company also recently received FDA approval for Caldolor®, the first injectable treatment for pain and fever available in the United States, and is preparing for the commercial launch of that product. Cumberland is dedicated to providing innovative products which improve quality of care for patients.

For more information on Cumberland Pharmaceuticals, please visit www.cumberlandpharma.com.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever in adults. It is the first FDA approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticaria, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, visit www.caldolor.com.

About Acetadote

Acetadote is used in the emergency department to prevent or lessen potential liver damage resulting from an overdose of acetaminophen, a common ingredient in many over-the-counter painkillers. It is the only approved injectable product in the United States for the treatment of acetaminophen overdose, the leading cause of poisonings presenting in emergency departments in the country1. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma, or where there is a history of bronchospasm. The total volume administered should be adjusted for patients less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure, and death. For full prescribing information, visit www.acetadote.net.

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the finalization of Cumberland’s quarterly financial and accounting procedures and reflect Cumberland’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. As with any business, all phases of Cumberland’s operations are subject to influences outside its control. Any one, or a combination, of these factors could materially affect the results of the Cumberland’s operations. These factors include among other things, market conditions, the commercialization of Caldolor, Cumberland’s dependence on Acetadote and Kristalose to generate almost all of its revenues, intense competition from existing and new products, which could diminish the commercial potential of Cumberland’s products, an inability of manufacturers to produce Cumberland’s products on a timely basis or a failure of manufacturers to comply with stringent regulations applicable to pharmaceutical drug manufacturers, maintaining and building an effective sales and marketing infrastructure, Cumberland’s ability to identify and acquire rights to products, government regulation, the possibility that Cumberland’s marketing exclusivity and patent rights may provide only limited protection from competition, and other factors discussed in our Registration Statement declared effective by the SEC on August 10, 2009. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Cumberland Pharmaceuticals Inc.

Contacts:
Angela Novak
Corporate Relations

(615) 255-0068

anovak@cumberlandpharma.com

Kathy Waller
Financial Relations Board
312-543-6708

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	June 30,
	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$11,829,551	$12,531,110
Accounts receivable, net of allowances	3,129,347	3,254,371
Inventories	1,762,776	1,108,376
Prepaid and other current assets	481,312	709,511
Income taxes receivable	—	1,800,632
Deferred tax assets	507,212	507,212

Total current assets	17,710,198	19,911,212
Property and equipment, net	432,413	505,174
Intangible assets, net	8,528,732	8,226,047
Deferred tax assets	1,000,031	1,000,031
Other assets	3,447,813	3,705,275

Total assets	$31,119,187	$33,347,739

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,250,000	$1,666,667
Current portion of other long-term obligations	457,915	1,263,491
Accounts payable	3,257,164	2,420,175
Other accrued liabilities	2,640,855	2,586,396

Total current liabilities	7,605,934	7,936,729
Revolving line of credit	1,825,951	1,825,951
Long-term debt, excluding current portion	3,750,000	2,916,666
Other long-term obligations, excluding current portion	382,487	159,165

Total liabilities	13,564,372	12,838,511

Commitments and contingencies
Redeemable common stock	—	630,000
Shareholders’ equity:
Cumberland Pharmaceuticals Inc. shareholders’ equity:
Convertible preferred stock — no par value; 3,000,000 shares
authorized; 812,749 shares issued and outstanding	2,604,070	2,604,070
Common stock — no par value; 100,000,000 shares authorized;
9,903,047 and 10,475,693(1) shares issued and outstanding
as of December 31, 2008 and June 30, 2009, respectively	13,500,034	14,331,181
Retained earnings	1,450,711	2,964,672

Total shareholders’ equity	17,554,815	19,899,923

Noncontrolling interests	—	(20,695)

Total equity	17,554,815	19,879,228

Total liabilities and equity	$31,119,187	$33,347,739

_________________
(1) Number of shares issued and outstanding represents total shares of common stock regardless of classification on the consolidated balance sheet. The number of shares of redeemable common stock at June 30, 2009 was 42,000.

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Net revenues	$8,357,532	$9,820,613	$16,661,359	$19,225,212
Costs and expenses:
Cost of products sold	737,230	777,076	1,492,721	1,510,294
Selling and marketing	3,644,796	4,383,802	7,008,802	8,523,989
Research and development	918,460	2,630,725	2,028,402	3,400,842
General and administrative	1,021,639	1,236,435	2,104,733	2,681,298
Amortization of product license right	171,726	171,726	343,452	343,452
Other	25,193	26,733	51,222	54,196

Total costs and expenses	6,519,044	9,226,497	13,029,332	16,514,071

Operating income	1,838,488	594,116	3,632,027	2,711,141
Interest income	50,647	10,160	133,019	27,756
Interest expense	(10,377)	(84,224)	(123,981)	(181,935)

Net income before income taxes	1,878,758	520,052	3,641,065	2,556,962
Income tax expense	(820,335)	(232,637)	(1,187,392)	(1,063,696)

Net income	1,058,423	287,415	2,453,673	1,493,266
Net loss at subsidiary attributable to
noncontrolling interests	—	8,456	—	20,695

Net income attributable to common shareholders	$1,058,423	$295,871	$2,453,673	$1,513,961

Earnings per share attributable to
common shareholders — basic	$0.10	$0.03	$0.24	$0.15
Earnings per share attributable to
common shareholders — diluted	$0.07	$0.02	$0.15	$0.09

[1]	National Poison Data System, American Association of Poison Control Centers

CUMBERLAND PHARMACEUTICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2008	2009
Cash flows from operating activities:
Net income	$2,453,673	$1,493,266
Adjustments to reconcile net income to net cash
flows from operating activities:
Gain on early extinguishment of other long-term obligations	(38,577)	—
Depreciation and amortization expense	392,896	398,341
Nonemployee stock granted for services received	27,500	182,091
Nonemployee stock option grant expense	—	826,290
Stock-based compensation — employee stock options	121,725	313,064
Excess tax benefit derived from exercise of stock options	(156,758)	(2,842,825)
Noncash interest expense	63,113	29,376
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(627,785)	(125,024)
Inventory	1,110	654,400
Prepaid, other current assets and other assets	625,462	743,951
Accounts payable and other accrued liabilities	(8,332)	(986,592)
Other long-term obligations	47,856	582,254

Net cash provided by operating activities	2,901,883	1,268,592

Cash flows from investing activities:
Additions to property and equipment	(54,259)	(85,863)
Additions to patents	(41,791)	(34,551)

Net cash used in investment activities	(96,050)	(120,414)

Cash flows from financing activities:
Costs of initial public offering	(322,664)	(154,179)
Principal payments on note payable	(916,668)	(416,667)
Net borrowings on line of credit	500,000	—
Payment of other long-term obligations	(2,760,000)	—
Costs of financing for long-term debt and credit facility	—	(15,475)
Proceeds from exercise of stock options	39,098	4,296
Excess tax benefit derived from exercise of stock options	156,758	2,842,825
Payments made in connection with repurchase of common shares	—	(2,707,419)

Net cash used in financing activities	(3,303,476)	(446,619)

Net (decrease) increase in cash and cash equivalents	(497,643)	701,559
Cash and cash equivalents at beginning of period	10,814,518	11,829,551

Cash and cash equivalents at end of period	$10,316,875	$12,531,110